Exhibit 99

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
MAKES A SPECIAL DISTRIBUTION OF APPROXIMATELY $46.0 MILLION
IN THE FORM OF A STOCK DIVIDEND TO STOCKHOLDERS OF RECORD AS OF
DECEMBER 30, 2004

Mayagüez, Puerto Rico, December 13, 2004. W HOLDING COMPANY, INC. (NYSE: WHI), the financial holding company of WESTERNBANK PUERTO RICO, announced today that the Company’s Board of Directors approved a special common stock distribution with an approximate fair value of $46.0 million in the form of a 2% stock dividend. The stock dividend will be paid to the stockholders of record as of December 30, 2004, and distributed on January 10, 2005 simultaneously with the three-for-two (3 x 2) stock split announced last week, further enhancing the holdings of the stockholders.

The stock dividend will have the effect of permanently capitalizing approximately $46.0 million of the Company’s retained earnings in the hands of and for the benefit of its shareholders. The Company will pay cash to the stockholders in lieu of fractional shares at a rate equal to the closing price of the stock as of the record date, December 30, 2004.

Commenting on this action, Frank C. Stipes, Chairman of the Board, Chief Executive Officer and President, stated: “ For a second year in a row, the Company’s Board of Directors decided to declare a special common stock distribution in the form of a 2% stock dividend and a three-for-two (3 x 2) stock split. In order to know what amount of shares each stockholder will receive as a consequence of the stock dividend and the stock split, all they have to do is multiply their holdings by 1.53, as the same (both) have the benefit to be over and above each other. This will give them the amount of total shares they will own. Our shareowners have benefited tremendously from the consistent performance of our Company and corresponding increase in its share value. W Holding has been ranked the highest performing financial company in the entire United States on total return to stockholders for the last decade, and only banking and financial company to make the 20 Top Gun Listing among the best and highest performing stock companies in the Nation (Wall Street Journal, March 8th, 2004). Actions such as today’s, and last week’s stock split, are consistent with the Board of Directors’ desire to make each of our stockowners direct participants of our Company’s continued success by rewarding them with cash dividends paid on a monthly basis and a greater participation in its equity.”

Referring again to the Company’s continued success, Mr. Freddy Maldonado, Chief Financial Officer and Vice President of Finance and investment of the Company indicated: “Our consistent level of growth, evidenced by the results reported year-to-date, is further confirmed by the most recent statistics provided by the Office of the Commissioner of Financial Institutions of Puerto Rico. Westernbank is by far, the largest real estate commercial lender in Puerto Rico with an overall market dominance of 38.84%. We hold nearly 2.5 times the market share of our closest market participant, which clearly signifies our commercial lending strengths and superiorities, as determined and demonstrated by those that prefer to do business with us.

In regard to overall lending activities, we are the dominant market leader in what is called the NORTHWESTERN region of Puerto Rico, which includes the cities of Mayagüez and Aguadilla, among others, holding, single-handedly, 59.00% of the market.

In the SOUTHWESTERN region, which includes the cities of Ponce and Yauco, among others, and where we entered just over 14 years ago and started from zero, but with an unlimited and unparalleled level of quality, products and services, we are positioned today as the overwhelming market leader holding, single-handedly, 51.00% of the market.

In the San Juan metroplex market, which is unquestionably Puerto Rico’s richest, most populated, attractive and thickest business sector, and where we entered just over 5 years ago, we now hold a market share of 8.20%, with enormous growth potential. This is almost a 40% growth in this sector over last year’s comparative figures at this date.”

WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating through 52 full-fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 12 at the San Juan Metropolitan area of Puerto Rico, and a fully functional banking site on the Internet. Westernbank is also Puerto Rico’s largest locally owned asset-based lender, small-loan lender and has had the largest market share growth and dominance in the last three years, since inception, through its Trust Division, with products, such as IRAs, deferred compensation plans, among others. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis. The Company intends to expand and extend its success story into the continental United States in the next 18 to 30 months, where it is to solicit authorization to conduct business specifically in the states of New York, Massachusetts, Georgia and Florida.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

For further information contact: Messrs. Ricardo Hernández, Norberto Rivera, Erik Santiago or Vixson Báez, the Company’s Vice President Corporate Comptroller, the Bank’s Comptroller and Senior’s Financial Analysts, respectively, at (787) 834-8000; Internet: www.wholding.com